Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information, Contact:
December 6, 2004	Wallace Sparkman, President & CEO
800-580-1828
Jim Drewitz, Investor Relations
972-355-6070

NATURAL GAS SERVICES GROUP, INC. ENTERS INTO
AMENDMENT TO EXTEND CLOSING DATE TO JANUARY 7, 2005
ON SCREW COMPRESSION SYSTEMS, INC.

MIDLAND, TEXAS, December 6 2004 – Natural Gas Services Group, Inc. (AMEX:NGS), a leading equipment and services provider to the oil and natural gas industry, announces it has entered into an amendment to the Stock Purchase Agreement with the stockholders of Screw Compression Systems, Inc., extending the closing date from December 6, 2004 to January 7, 2005. The remaining terms and provisions of the Stock Purchase Agreement remain in effect.

About Natural Gas Services Group, Inc.

NGS manufactures, fabricates, sells, leases and services natural gas compressors that enhance the production of oil and gas wells. The Company also manufactures and sells flare systems and flare ignition systems for plant and production facilities.

For more information visit the Company’s website at www.ngsgi.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “subject to,” “anticipate,” “estimate,” “continue,” “future,” “appears,” “prospective,” “designed,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the company’s expansion strategy, changes in demand for the company’s products because of changes in oil and natural gas prices, competition among the various providers of compression services and products, changes in safety, health and environmental regulations pertaining to the production and transportation of natural gas, changes in economic or political conditions in the markets in which the company operates, introduction of competing technologies by other companies, operating risks, outstanding indebtedness, changes in interest rates, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

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